Exhibit 10.10

2011 Variable Compensation (Executive Bonus) and Base
Program for CSP Inc. Executive Management

The 2011 Variable Compensation and Base Pay programs provide the opportunity for incentive earnings for Vice Presidents and General Managers based on how well they and the company perform.

The Variable Compensation Program places emphasis on company performance and is focused on the business realities of the coming year. If CSPI does well, Vice Presidents and General Managers will too.

The Base Pay Program for Vice Presidents and General Managers contains a merit budget which places a premium on personal performance. Both programs are designed to encourage Vice Presidents and General Managers to provide the leadership and direction necessary to achieve the company’s business goals.

These programs have three important goals:

1.	motivate performance

2.	be competitive

3.	position the company to capitalize on the progress it makes this year.

Competitive Compensation

The programs deliver a level of pay that is fully comparable to what other people in similar positions in different companies receive. The company knows that its pay levels must be competitive to attract and retain the talent we need to succeed as a company. We need highly-trained and uniquely skilled people to make decisions and provide the leadership that will help us achieve our business goals.

The review of the pay practices of our peer companies shows that Vice President and General Manager level positions contain a merit pay component as well as variable compensation. Personal performance measured against individual goals will determine each Vice President and General Managers’ merit increase.

Variable Compensation

The Variable Compensation target incentive for Vice Presidents and General Managers is 20-50% of base pay. Each Vice President and General Manager will have their entire Variable Compensation based on a Revenue and Operating Income matrix for their specific operation.

Individual Performance Component

The individual performance component determines the merit increase percentage for Vice Presidents and General Managers.

The program scores individual performance for the following goals:

MBOs
Accountabilities
Group Performance Factors
Leadership

MBOs are performance improvement initiatives. Accountabilities are the day-to-day responsibilities of the job. Group performance factors are team achievement targets.

Leadership is a critical success factor for CSP in 2011, because we need leaders to motivate and reward people to drive our business growth in 2011. In evaluating leadership, CSP will measure several important factors linked to how well Vice Presidents and General Managers align their priorities and that of their people with the company’s business strategies. The leadership evaluation will be determined by how well participants:

Communicate and implement the strategic direction. Foster the development of a strategy for their unit which is consistent with and supportive of the company’s. Ensure that everyone in their organization has goals and accountabilities linked to the strategies, and that they are held accountable for delivering on them. Understand that implementing strategies may entail significant changes, and that will mean changes in them as well as their organization.

Create and sustain a culture focused on customers, quality, and people. Seek to understand the emerging culture and lead by example. Personally engage in behaviors which reflect our culture, and hold those in their organization accountable for that as well. Reinforce the importance of the culture by the action they take: select people who demonstrate the capability for more responsibility; reward those who do and communicate your support.

Motivate and develop your employees. Set high performance standards, communicate expected results and behaviors, and provide regular feedback to employees. Identify and remove barriers to employee success and be open to their ideas for improvement. Complete appraisals on time and reward employees for results. Insure that all employees have development plans which reflect company and individual interests. Delegate responsibility to employees based on their capabilities and interests. Increase employee visibility, decision making and responsibility. Attract, retain and develop people of diverse backgrounds.

Be open to developing yourself. Understand your own strengths and development needs, and strive to be more effective by building on the strengths and overcoming weak areas. Become an active learner, open to new ideas and approaches. Seek feedback from others, including your peers, direct reports and boss.